EXHIBIT 10.27

LOAN EXTENSION AGREEMENT

       This Loan Extension Agreement, dated for reference the 13th day of December, 2004, is between Rudolf W. Gunnerman ("Lender") and SulphCo, Inc., a Nevada corporation ("Borrower").

RECITALS:

A.      On December 30, 2003, Borrower made to Lender a note (the "Note") in the principal sum of $500,000 (the "Loan"), with interest fully prepaid through December 30, 2004 through the issuance of 500,000 shares of the Borrower’s common stock, with the principal sum due and payable on December 30, 2004;

B.      Lender and Borrower desire to extend the term of the Loan for one year, provide for the interest to be accrued during the extension period, and to provide for mandatory prepayment from certain sources of funding; and

C.     This Agreement shall be submitted to the Borrower’s Audit Committee for approval before it may become effective.

NOW, THEREFORE, subject to the condition set forth in Section 4 below, the parties agree as follows:

1.     Extension. The Lender and Borrower agree that the entire principal amount of the Loan shall become due and payable, together with any accrued and unpaid interest thereon, on December 30, 2005.

2.     Interest during Extension Period. The principal balance of the Loan from time to time shall bear interest at an annual rate equal to 8% commencing from December 31, 2004, and continuing, until the Note is paid in full. The interest shall be due and payable in quarterly installments commencing on April 1, 2005, provided there are then unrestricted sources of funds from which such interest payments may be made.

3.     Mandatory Prepayments. The Borrower agrees that it will make mandatory prepayments from time to time to be applied first to interest and then to the principal of the Loan equal to (1) the amount of revenues received by the Company from sale of its products or the licensing of its technology or otherwise; and (2) the amount of unrestricted loan or equity financings received by the Borrower. Such prepayments shall be made by the Company within five business days of the receipt by the Company of available funds.

4.     Audit Committee Approval. The effectiveness of this Agreement is conditioned upon the approval of its terms by the Borrower’s Audit Committee.

IN WITNESS WHEREOF, the parties have fully executed this Agreement as of the date first set forth above.

Borrower:	SULPHCO, INC.

By /s/ Kirk S. Schumacher
Kirk S. Schumacher, President

Lender:	/s/ Rudolf W. Gunnerman
Rudolf W. Gunnerman